Exhibit 10.2

8/15/13

FIRST AMENDMENT TO

HOTEL MASTER MANAGEMENT AGREEMENT

This FIRST AMENDMENT TO HOTEL MASTER MANAGEMENT AGREEMENT (this “First Amendment”) is dated as of the 19 day of November, 2013, by and between ASHFORD TRS CORPORATION, a Delaware corporation (“Lessee”), and REMINGTON LODGING & HOSPITALITY, LLC, a Delaware limited liability company (successor-in-interest to Remington Management, LP) (“Manager”).

RECITALS

WHEREAS, Lessee and Manager entered into that certain Hotel Master Management Agreement dated effective as of August 29, 2003 (the “Management Agreement”);

WHEREAS, Lessee and Manager desire to amend the Management Agreement as hereafter provided;

WHEREAS, capitalized terms appearing but not defined herein shall have their respective meanings as set forth in the Management Agreement;

NOW THEREFORE, in consideration of the premises, the mutual promises and covenants of the parties hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that:

1. Definitions.

A.	Section 1.01 is amended by adding the following definitions:

“Budgeted HP” shall mean the House Profit as set forth in the Annual Operating Budget for the applicable Fiscal Year, as approved by Lessee and Manager pursuant to Article X hereof.

“House Profit” shall mean the actual house profit of the Premises determined generally in accordance with the Uniform System of Accounts, consistently applied and consistent with the determination thereof in the Annual Operating Budget

“HP Test” shall have the meaning as set forth in Section 11.01B.

B.	The definition of “Targeted RevPAR Yield Penetration” in Section 1.01 is amended and restated as follows:

“Targeted RevPAR Yield Penetration” shall mean, as to a Hotel, 80%.

C.	The definition of “Cash Management Agreements” in Section 1.01 is amended and restated as follows:

“Cash Management Agreements” shall mean agreements, if any, entered into by Lessee, Landlord and a Holder for the collection and disbursement of any Gross Revenues, Deductions, Management Fees or excess Working

Capital with respect to the applicable Premises, which constitute a part of the loan documents executed and delivered in connection with any Hotel Mortgage by Landlord.

2. Incentive Fee / House Profit.

A.	The first sentence of Section 11.01(B) is hereby amended and restated in its entirety to read as follows:

The incentive fee (the “Incentive Fee”) shall be equal to the lesser of (i) one percent (1%) of Gross Revenues for each Fiscal Year and (ii) the amount by which the actual House Profit exceeds the Budgeted HP determined on a property by property basis (“HP Test”).

B.	Section 11.02(A) is hereby amended and restated in its entirety to read as follows:

Manager shall submit monthly, pursuant to Section 15.02, an interim accounting to Lessee showing Gross Revenues, Deductions, House Profit, Gross Operating Profit and Net Operating Income before Debt Service.

C.	Section 11.02(C) is hereby amended and restated in its entirety to read as follows:

The Incentive Fee shall only be calculated and earned based upon the House Profit achieving the required HP Test for any given Fiscal Year or a portion thereof if the period of calculation cannot include the full period from January 1 to December 31.

3. Costs; Benefit Plans; Self-Insurance. Section 9.02 is hereby amended and restated in its entirety to read as follows:

A.

Manager shall fix the employees’ terms of compensation and establish and maintain all policies relating to employment, so long as they are reasonable and in accordance with the Applicable Standards and the Annual Operating Budget. Without limiting the foregoing, Manager may, consistent with the applicable budgets, enroll the employees of the Hotel in pension, medical and health, life insurance, and similar employee benefit plans (“Benefit Plans”) substantially similar to plans reasonably necessary to attract and retain employees and generally remain competitive. The Benefit Plans may be joint plans for the benefit of employees at more than one hotel owned, leased or managed by Manager or Manager Affiliate Entities. Employer contributions to such plans (including any withdrawal liability incurred upon Termination of this Agreement) and reasonable administrative fees (but without further markup by Manager), which Manager may expend in connection therewith, shall be the responsibility of

Lessee and shall be a Deduction. The administrative expenses of any joint plans will be equitably apportioned by Manager among properties covered by such plan.

B.

Manager may elect to enroll employees in a medical and health Benefit Plan that is a self insured health plan (the “Plan”). The aggregate actual costs incurred by Manager in operating and managing the Plan for a Plan year, including, without limitation, the administration and payment of claims, costs and fees of third party administration and gateway or reference pricing services, and premiums for stop-loss insurance and reinsurance policies are referred to herein as “Health Plan Costs”. Prior to the commencement of each Plan year, Manager shall in good faith establish premium levels for employee individual and family coverages based on relevant factors such as historic health service consumption by members participating in the Plan, participation in wellness programs, and the projected Health Plan Costs for the upcoming Plan year (the “Health Care Premiums”). The amount of employer contribution to Health Care Premiums for each employee at a Hotel shall be a Deduction for such Hotel, and Manager may periodically draw down from Gross Revenues for the Hotel the amount of such employer contribution to Health Care Premiums as same become payable under the terms of the Plan. In addition, to the extent that Health Plan Costs for a Plan year exceed Health Care Premiums collected for such Plan year, such excess shall be allocated on a pro rata basis by Manager among the properties covered by the Plan based on the number of members participating in the Plan, and to the extent allocable to a Hotel shall be a Deduction for such Hotel (for which Manager may periodically draw down from Gross Revenues for such Hotel). Manager shall establish one or more accounts into which Health Care Premiums shall be deposited and out of which Health Plan Costs shall be paid (collectively, the “Plan Account”). Manager may utilize a single Plan Account to pool the Health Care Premiums for all or any number of Hotels or properties covered by the Plan, including properties not leased by Lessee or its designees. Upon implementation of a Plan, Lessee shall initially fund into a separate reserve (the “Reserve Account”) an aggregate cash amount equal to fifteen percent (15%) of the estimated Health Plan Costs for the first Plan year allocable to all of the Hotels leased by Lessee which are covered by the Plan (the “Plan Reserve”). The Plan Reserve may pool the reserve funds collected pursuant to any similar requirement contained in any other management agreement covering properties covered by the Plan. Thereafter, Lessee shall be responsible to maintain the level of the Plan Reserve in an amount not less than ten percent (10%) of the estimated Health Plan Costs allocable to the Hotels for the then current Plan year, as same may be adjusted from time to time during such Plan year (the “Minimum Plan Reserve Balance”). Manager may transfer funds (a) from the Plan Reserve to the Plan Account as reasonably necessary to maintain at all times sufficient amounts in the Plan Account to pay Health Plan Costs allocable to the Hotels when due and payable, and (b) from the Plan Account to the Plan Reserve if Manager reasonably determines that the balance in the Plan Account (whether by deposit of Health Care Premiums or transfers from the Plan Reserve) exceeds that which is reasonably necessary to pay Health Plan Costs allocable to the Hotels when due and payable. If at any time during any Plan year the balance in the Plan Reserve allocable to the Hotels falls below the Minimum Plan Reserve Balance, including by reason of transfers of funds to the Plan Account or an increase in the estimated Health Plan Costs allocable to the Hotels for the then current Plan year (the “Reserve Shortfall”), Lessee shall deposit into the Reserve Account the amount of the Reserve Shortfall within ten (10) days after receipt of Manager’s written or emailed request therefore. If Lessee fails to timely deposit the Reserve Shortfall, Manager shall have the right (in addition to Manager’s other remedies under this Agreement) to draw down from Gross Revenues for the Hotels the amount of the Reserve Shortfall. If Gross Revenues are not sufficient to fund the Reserve Shortfall, Manager shall have the right to withdraw the amount of the Reserve Shortfall from the Operating Accounts, the Capital Improvement Reserves, Working Capital or any other funds of Lessee held by or under the control of Manager for the Hotels. If at any time the balance in the Plan Reserve exceeds twenty percent (20%) of the estimated Health Plan Costs allocable to the Hotels for the then current Plan year, as same may be adjusted from time to time during such Plan year, such excess amounts shall be returned to Lessee. Manager may elect in connection with the Plan to make contributions to health reimbursement accounts (HRA) or health savings accounts (HSA) maintained for the benefit of employees (“HRA/HSA Fundings”). In the event Manager makes HRA/HSA Fundings for employees at a Hotel, such HRA/HSA Fundings shall not be considered Health Care Costs, but shall be a Deduction for such Hotel and shall be treated hereunder in the same manner as other Employee Costs and Expenses.

4. Employee Related Termination Costs; Contingency Period. Section 9.05 is hereby amended to provide that Employee Related Termination Costs shall include Health Plan Costs allocable to the Hotels that become payable under a Plan following a Termination. Manager shall be entitled to hold the balance of funds in the Plan Reserve to pay such Health Plan Costs as they become due for the following periods of time (the “Contingency Period”): (a) six (6) months following Termination with respect to Health Plan Costs relating to claims incurred prior to Termination, and eighteen (18) months following Termination with respect to COBRA liability (or such earlier date upon which there are no employees electing COBRA coverage relating to such Termination) (the “Contingent Costs”). In addition, in the event Manager reasonably determines that the balance of funds in the Plan Reserve is not sufficient to cover Manager’s estimate of Contingent Costs, Lessee shall deposit into the Plan Account on or before the date of Termination or following a Termination, within ten (10) days after receipt of Manager’s written request therefore, the amount that Manager reasonably determines is sufficient to cover Manager’s estimate of Contingent Costs (the “Contingent Shortfall”). If Lessee fails to timely deposit the Contingent Shortfall, Manager shall have the right (in addition to Manager’s other remedies under this Agreement) to draw down from Gross Revenues for the Hotels the amount of the Contingent Shortfall. If Gross Revenues are not sufficient to fund the Contingent Shortfall, Manager shall have the right to withdraw the amount of the Contingent Shortfall from the Operating Accounts, the Capital Improvement Reserves, Working Capital or any other funds of Lessee held by or under the control of Manager for the Hotels. Following the expiration of the Contingency Period for a Termination of this Agreement in its entirety, any balance remaining in the Plan Reserve shall be returned to Lessee.

5. Miscellaneous. The parties hereto further agree as follows:

a. Management Agreement. The Management Agreement, as hereby amended, is hereby ratified and confirmed and shall continue in full force and effect.

b. Lessee and Manager Parties. Lessee executes this First Amendment on behalf of itself and each Lessee Designee that is a party to the Management Agreement as of the date hereof as a result of executing and delivering an Amendment (as defined in Section XXVI of the Management Agreement) with respect to a Hotel. Manager executes this First Amendment on behalf of itself and each Affiliate of Manager that is a party to the Management Agreement as of the date hereof as a result of executing and delivering an Amendment with respect to a Hotel.

c. Counterparts. This First Amendment may be executed in one or more counterparts, all of which together shall constitute one and the same agreement. Facsimile signatures shall be treated by the parties as original signatures provided that the parties agree to exchange confirmatory original signatures of facsimile documents.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

OWNER:

ASHFORD TRS CORPORATION a Delaware corporation

By:	/s/ David Kimichik
Name:	David Kimichik
Title:	President

MANAGER:

REMINGTON LODGING & HOSPITALITY, LLC
A Delaware limited liability company

By:	/s/ Monty Bennett
Name:	Monty Bennett
Title:	CEO

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